Exhibit 10.7

REXAHN PHARMACEUTICALS, INC.
2013 STOCK OPTION PLAN, AS AMENDED AND RESTATED
RESTRICTED STOCK UNIT GRANT AGREEMENT

Rexahn Pharmaceuticals, Inc., a Delaware corporation (the “Company”), hereby grants restricted stock units relating to shares of its common stock, par value $0.0001 per share (the “Stock”) to the Grantee named below, subject to the achievement of vesting conditions set forth below and in the attached Restricted Stock Unit Agreement (the “Agreement”). Additional terms and conditions of the grant are set forth on this cover sheet to the Agreement and in the Agreement and the Rexahn Pharmaceuticals, Inc. 2013 Stock Option Plan, as amended from time to time (the “Plan”).

Grantee:

Grant Date:

Number of Restricted Stock Units:

Vesting:
So long as Grantee shall be employed by the Company and Grantee shall not have violated the provisions of this Agreement, and further subject to the provisions of the Plan and this Agreement, Grantee shall become vested in the Shares as follows:

By your signature below, you agree to all of the terms and conditions described in the Agreement and in the Plan, copies of which will be provided on request. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this cover sheet or Agreement should appear to be inconsistent.

Grantee:		Date:

(Signature)

Company:		Date:

(Signature)

Title:

Attachment

This is not a stock certificate or a negotiable instrument.

REXAHN PHARMACEUTICALS, INC.
2013 STOCK OPTION PLAN
RESTRICTED STOCK UNIT GRANT AGREEMENT

1.            Grant of Restricted Stock Units.

1.1.        Subject to the terms and conditions hereafter set forth, the Company hereby grants to Grantee the number of restricted stock units set forth on the Cover Sheet (the “RSUs”) with respect to shares of Stock of the Company (the “Shares”).

1.2.        This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.  In the event any provision of this Agreement shall conflict with any of the terms in the Plan as constituted on the Grant Date, the terms of the Plan as constituted on the Grant Date shall control.

2.            Vesting of RSUs.

2.1.        So long as Grantee shall be employed by the Company and Grantee shall not have violated the provisions of this Agreement, and further subject to the provisions of the Plan and this Agreement, Grantee shall become vested in the Shares as set forth on the Cover Sheet.  For purposes of this Agreement, the RSUs which are vested are referred to as the “Vested RSUs”.

3.            Effect of a Change in Control.

3.1.       In the event of any Change in Control (as defined in the Plan) prior to vesting of the RSUs, the RSUs shall automatically accelerate so that the RSUs shall, immediately prior to the effective date of the Change in Control, become fully vested.  However, the vesting of outstanding RSUs shall NOT so accelerate if and to the extent such RSUs are, in connection with the Change in Control, either to be assumed by the successor corporation (or parent thereof) or to be replaced with comparable restricted stock units for shares of the capital stock of the successor corporation (or the parent thereof).  The determination of restricted stock unit comparability shall be made by the administrator of the Plan, and its determination shall be final, binding and conclusive.

4.            Delivery.  Delivery of the shares of Stock represented by the RSUs will be made as soon as practicable after the date on which the RSUs vest and, in any event, by no later than March 15th of the calendar year after the RSUs vest.

5.           Evidence of Issuance.  The issuance of the shares of Stock with respect to the RSUs will be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, book-entry, registration (including transaction advices) or issuance of one or more share certificates.

6.            Termination of Employment.

6.1.        Termination By Reason of Death or Disability. If Grantee’s employment is terminated by reason of death or Disability, the RSUs that have not yet vested as of the termination date will accelerate and be deemed to be vested as of the termination date.

“Disability” shall mean a physical or mental impairment that prevents Grantee from performing the essential duties of Grantee’s position, with or without reasonable accommodation, for (i) a period of ninety (90) consecutive calendar days, or (ii) an aggregate of ninety (90) work days in any six (6) month period. The determination of whether Grantee incurred a Disability shall be made by the Board of Directors of the Company (the “Board”), in its sole discretion, after consultation with Grantee’s physician.

6.2.        Termination for Cause. If Grantee’s employment is terminated for Cause, all of the vested and unvested RSUs held by Grantee as of the termination date will be cancelled.

“Cause” shall mean (i) the commission by Grantee of an act of malfeasance, dishonesty, fraud, or breach of trust against the Company or any of its employees, clients, or suppliers, (ii) the material breach by the Grantee of any of Grantee’s obligations under this Agreement, or any other agreement between Grantee and the Company, (iii) Grantee’s failure to comply in all material respects with the Company’s written policies; (iv) Grantee’s failure, neglect, or refusal to perform Grantee’s duties under this Agreement, or to follow the lawful written directions of the Board, (v) Grantee’s indictment, conviction of, or plea of guilty or no contest to, any felony or any crime involving moral turpitude, (vi) any act or omission by Grantee involving dishonesty or fraud or that is, or is reasonably likely to be, injurious to the financial condition or business reputation of the Company, or that otherwise is injurious to the Company’s employees, clients, or suppliers, or (vii) the inability of Grantee, as a result of repeated alcohol or drug use, to perform the duties and/or responsibilities of Grantee’s position.

6.3.        Termination without Cause. If Grantee’s employment is terminated without Cause (and not as a result of a Disability), then on the effective date of the termination of the Grantee’s employment, the following additional RSUs shall vest:

1/48th of the total number of RSUs subject to the grant multiplied by the number of months (rounded to the nearest whole month) since the last vesting date until the effective date of termination of the Grantee’s employment.

All remaining unvested RSUs will terminate as of the effective date of the termination of the Grantee’s employment.

6.4.        Termination Following a Change in Control. If Grantee’s employment is terminated without Cause (and not as a result of death or a Disability), and such termination date falls within the one-year period immediately following a “Change in Control” (as defined in the Plan), the RSUs that have not yet vested as of the termination date will accelerate and be deemed to be vested as of the termination date.

6.5.        Other Terminations. If Grantee’s employment is terminated for any other reason than those specified above, whether voluntary or involuntary, Grantee will forfeit all of the unvested RSUs on the date of  Grantee’s termination of service.

7.            No Pre-Emptive Rights or Registration Rights.

Grantee shall not be entitled to any pre-emptive rights with respect to the Company’s issuance of any Stock or other securities, nor shall Grantee be entitled to registration rights with respect to any Shares in the event that the Company files a registration statement under the Securities Act of 1933 with respect to the Stock or any other securities.

8.            Nontransferability.

The RSUs granted hereunder shall not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of by Grantee other than by will or the laws of descent and distribution. The terms of the RSUs shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of Grantee.

9.            No Right to Continued Employment.

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon Grantee any right with respect to continuance of employment by the Company, nor shall this Agreement or the Plan interfere in any way with the right of the Company to terminate Grantee’s employment at any time. By Grantee’s execution of this Agreement, Grantee acknowledges that Grantee’s employment with the Company is “at will”. No change of Grantee’s duties as an employee of the Company shall result in, or be deemed to be, a modification of any terms of this Agreement.

10.          Adjustments.

In the event of a reclassification, recapitalization, stock split, stock dividend, combination of shares, or other similar event with respect to the Stock, the Committee shall make appropriate adjustments to the number and class of Shares or other stock or securities subject to the RSUs and the purchase price for such Shares or other stock or securities in accordance with the provisions of Section 11 of the Plan, and such adjustments, if any, shall be effective, final, binding and conclusive for all purposes of the Plan and this Agreement.

11.          Withholding of Taxes.

In the event that the Company determines that any federal, state, or local tax or withholding payment is required relating to the grant of RSUs or the issuance of shares of Stock with respect to the RSUs (the “Withholding Taxes”), the Company will have the right to (i) require Grantee to tender a cash payment or (ii) deduct from payments of any kind otherwise due to Grantee (including salary or bonus) to pay the Withholding Taxes.

12.          Treatment of Information.

12.1.     Grantee acknowledges that, in and as a result of Grantee’s employment by the Company, Grantee shall or may be making use of, acquiring and/or adding to confidential information of a special and unique nature and value relating to such matters as the Company’s trade secrets, systems, programs, procedures, manuals, confidential reports and communications and lists of customers and clients. Grantee further acknowledges that any information and materials received by the Company from third parties in confidence (or subject to nondisclosure or similar covenants) shall be deemed to be and shall be confidential information within the meaning of this Section 12. As a material inducement to the Company to grant to Grantee the RSUs, Grantee covenants and agrees that Grantee shall not, except with the prior written consent of the Company, or except if Grantee is acting as an employee of the Company solely for the benefit of the Company in connection with the Company’s business and in accordance with the Company’s business practices and employee policies, at any time during or following the term of Grantee’s employment by the Company, directly or indirectly, disclose, divulge, reveal, report, publish, transfer or use, for any purpose whatsoever, any of such information which has been obtained by or disclosed to Grantee as a result of Grantee’s employment with the Company, including any of the information referred to in Section 13 hereof.

12.2.      Disclosure of any of the information referred to in Section 12.1 hereof shall not be prohibited if such disclosure is directly related to a valid and existing order of a court or other governmental body or agency within the United States; provided, however, that (i) Grantee shall first have given prompt notice to the Company of any possible or prospective order (or proceeding pursuant to which any such order may result) and (ii) the Company shall have been afforded a reasonable opportunity to prevent or limit any such disclosure.

13.          Definition of Protected Information.

13.1.      For purposes of this Agreement, the term “Protected Information” shall mean all of the information referred to in Section 12 hereof and all of the following materials and information (whether or not reduced to writing and whether or not patentable or protectible by copyright) which Grantee receives, receives access to, conceives or develops or has received, received access to, conceived or developed, in whole or in part, directly or indirectly, in connection with Grantee’s employment with the Company or in the course of Grantee’s employment with the Company (in any capacity, whether executive, managerial, planning, technical, sales, research, development, manufacturing, engineering or otherwise) or through the use of any of the Company’s facilities or resources:

(a)         Application, operating system, data base, communication and other computer software, whether now or hereafter existing, developed for use on any operating system, all modifications, enhancements and versions and all options available with respect thereto, and all future products developed or derived therefrom;

(b)         Source and object codes, flowcharts, algorithms, coding sheets, routines, sub-routines, compilers, assemblers, design concepts and related documentation and manuals;

(c)         Production processes, marketing techniques and arrangements, mailing lists, purchasing information, pricing policies, quoting procedures, financial information, customer and prospect names and requirements, employee, customer, supplier and distributor data and other materials or information relating to the Company’s business and activities and the manner in which the Company does business;

(d)        Discoveries, concepts and ideas including, without limitation, the nature and results of research and development activities, processes, formulas, inventions, computer-related equipment or technology, techniques, “know-how”, designs, drawings and specifications;

(e)          Any other materials or information related to the business or activities of the Company which are not generally known to others engaged in similar businesses or activities; and

(f)          All ideas which are derived from or relate to Grantee’s access to or knowledge of any of the above enumerated materials and information.

13.2.      Failure to mark any of the Protected Information as confidential, proprietary or Protected Information shall not affect its status as part of the Protected Information under the terms of this Agreement.

14.          For purposes of this Agreement, the term “Protected Information” shall not include information which is or becomes publicly available without breach of (i) this Agreement, (ii) any other agreement or instrument to which the Company is a party or a beneficiary or (iii) any duty owed to the Company by Grantee or any third party; provided, however, that Grantee hereby acknowledges and agrees that, except as otherwise provided in Section 12.2 hereof, if Grantee shall seek to disclose, divulge, reveal, report, publish, transfer or use, for any purpose whatsoever, any Protected Information, Grantee shall bear the burden of proving that any such information shall have become publicly available without any such breach.

15.          Ownership of Information.

15.1.     Grantee covenants and agrees that all right, title and interest in any Protected Information shall be and shall remain the exclusive property of the Company; provided, however, that the foregoing shall not apply to any invention for which no equipment, supplies, facility or Protected Information of the Company was used, which was developed entirely on Grantee’s own time, and which does not (i) relate to the business of the Company, (ii) relate to the Company’s actual or demonstrably anticipated research or development or (iii) result from any work performed by Grantee for the Company. Grantee agrees immediately to disclose to the Company all Protected Information developed in whole or in part by Grantee during the term of Grantee’s employment with the Company and to assign to the Company any right, title or interest Grantee may have in such Protected Information. Grantee agrees to execute any instruments and to do all other things reasonably requested by the Company (both during and after Grantee’s employment with the Company) in order to vest more fully in the Company all ownership rights in those items hereby transferred by Grantee to the Company.

15.2.      If any one or more of the items described in Section 14.1 above are protectible by copyright and are deemed in any way to fall within the definition of “work made for hire,” as such term is defined in 17 U.S.C. §101, such work shall be considered a “work made for hire,” the copyright of which shall be owned solely, completely and exclusively by the Company. If any one or more of the aforementioned items are protectible by copyright and are not considered to be included in the categories of works covered by the “work made for hire” definition contained in 17 U.S.C. §101, such items shall be deemed to be assigned and transferred completely and exclusively to the Company by virtue of the execution of this Agreement.

16.          Materials.

All notes, data, tapes, reference items, sketches, drawings, memoranda, records and other materials in any way relating to any of the information referred to in Sections 12 and 13 hereof (including, without limitation, any Protected Information) or to the Company’s business shall belong exclusively to the Company and Grantee agrees to turn over to the Company all copies of such materials in Grantee’s possession or under Grantee’s control at the request of the Company or, in the absence of such a request, upon the termination of employment of Grantee.

17.          Covenants Not to Compete or Hire Employees.

It is recognized and understood by the parties hereto that Grantee, through Grantee’s association with the Company as an employee, shall acquire a considerable amount of knowledge and goodwill with respect to the business of the Company, which knowledge and goodwill are extremely valuable to the Company and which would be extremely detrimental to the Company if used by Grantee to compete with the Company. It is, therefore, understood and agreed by the parties hereto that, because of the nature of the business of the Company, it is necessary to afford fair protection to the Company from such competition by Grantee. Consequently, as a material inducement to the Company to grant Grantee the RSUs, Grantee covenants and agrees that for the period commencing with the date hereof and ending one (1) year after Grantee’s termination of employment from the Company for any reason whatsoever, Grantee shall not (a) engage, directly, indirectly or in concert with any other person or entity, in any activity, any service or promote any product which in any way competes with any service or product provided, sold, licensed or promoted by the Company or (b) directly or indirectly, solicit or divert or attempt to solicit or divert from the Company any customer, client, account or business of the Company. Grantee further covenants and agrees that for the period commencing with the date hereof and ending one (1) year after Grantee’s termination of employment from the Company for any reason whatsoever, Grantee shall not, directly or indirectly, hire or engage or attempt to hire or engage any employee of the Company, whether for or on behalf of Grantee or for any entity in which Grantee shall have a direct or indirect interest (or any subsidiary or affiliate of any such entity), whether as a proprietor, partner, co-venturer, financier, investor or stockholder, director, officer, employer, employee, servant, agent, representative or otherwise.

18.          No Prior Agreements.

Grantee represents that Grantee’s performance of all the terms of this Agreement and any services to be rendered as an employee of the Company do not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding (including, without limitation, any agreement relating to any proprietary information, knowledge or data acquired by Grantee in confidence, trust or otherwise prior to Grantee’s employment by the Company) to which Grantee is a party or by the terms of which Grantee may be bound. Grantee covenants and agrees that Grantee shall not disclose to the Company, or induce the Company to use, any such proprietary information, knowledge or data belonging to any previous employer or others. Grantee further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement.

19.          Injunctive Relief.

Grantee understands and agrees that the Company will suffer irreparable harm in the event that Grantee breaches any of Grantee’s obligations under Sections 12, 14, 15, 16 or 17 hereof and that monetary damages will be inadequate to compensate the Company for such breach. Accordingly, Grantee agrees that, in the event of a breach or threatened breach by Grantee of any of the provisions of Sections 12, 14, 15, 16 or 17 hereof, the Company, in addition to and not in limitation of any other rights, remedies or damages available to the Company at law or in equity, shall be entitled to a temporary restraining order, preliminary injunction and permanent injunction in order to prevent or to restrain any such breach by Grantee, or by any or all of Grantee’s partners, co-venturers, employers, employees, servants, agents, representatives and any and all persons directly or indirectly acting for, on behalf of or with Grantee.

20.          Accounting for Profits; Indemnification.

Grantee covenants and agrees that, if Grantee shall violate any of Grantee’s covenants or agreements contained in Sections 12, 14, 15 or 16 hereof, the Company shall be entitled to an accounting and repayment of all profits, compensation, royalties, commissions, remunerations or benefits which Grantee directly or indirectly shall have realized or may realize relating to, growing out of or in connection with any such violation; such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which the Company is or may be entitled at law or in equity or otherwise under this Agreement. Grantee hereby agrees to defend, indemnify and hold harmless the Company against and in respect of: (i) any and all losses and damages resulting from, relating or incident to, or arising out of any misrepresentation or breach by Grantee of any warranty, covenant or agreement made or contained in this Agreement; and (ii) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable attorneys’ fees) incident to the foregoing.

21.          Reasonableness of Restrictions.

GRANTEE HAS CAREFULLY READ AND CONSIDERED THE PROVISIONS OF SECTIONS 12 THROUGH 19 HEREOF INCLUSIVE AND, HAVING DONE SO, AGREES THAT THE RESTRICTIONS SET FORTH IN SUCH SECTIONS ARE FAIR AND REASONABLE AND ARE REASONABLY REQUIRED FOR THE PROTECTION OF THE INTERESTS OF THE CORPORATION, AND ITS OFFICERS, DIRECTORS, STOCKHOLDERS AND EMPLOYEES. GRANTEE FURTHER AGREES THAT ALL SUCH PROVISIONS ARE IN FURTHERANCE AND NOT IN LIMITATION OF ANY OTHER COVENANTS AND RESTRICTIONS APPLICABLE TO GRANTEE.

22.          Stockholder Rights.

Grantee does not have any of the rights of a stockholder with respect to the RSUs unless and until the Stock relating to the RSUs Units has been delivered to Grantee.

23.          Grantee Bound by the Plan.

Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

24.          Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

25.          Data Privacy.

To administer the Plan, the Company may process personal data about Grantee.  Such data includes, but is not limited to, information provided in this Agreement and any changes to such information, other appropriate personal and financial data about Grantee such as Grantee’s contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan. By accepting this grant, Grantee gives explicit consent to the Company to process any such personal data.

26.          Severability.

Whenever possible, each provision in this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held by a court of competent jurisdiction to be prohibited by or invalid or unenforceable under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of this Agreement shall remain in full force and effect.

27.          Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Maryland without giving effect to the conflicts of laws principles thereof.

28.          Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company.  This Agreement shall inure to the benefit of Grantee’s legal representatives.  All obligations imposed upon Grantee and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon Grantee’s heirs, executors, administrators and successors.  As used herein, the term “Company” shall also include any corporation which is a parent or a subsidiary of the Company or any corporation or entity which is an affiliate of the Company by virtue of common (although not identical) ownership.  Grantee hereby consents to the enforcement of any and all of the provisions of this Agreement by or for the benefit of the Company and any such other corporation or entity.

29.          Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee.  Any determination made hereunder shall be final, binding and conclusive on Grantee and Company for all purposes.

30.          Specific Performance.

Strict compliance by Grantee shall be required with each and every provision of this Agreement.  The parties hereto agree that the Shares are unique, that Grantee’s failure to perform the obligations provided by this Agreement will result in irreparable damage to the Company and that specific performance of Grantee’s obligations may be obtained by suit in equity.

31.          Interpretation.

31.1.    This Agreement and the Plan set forth all of the promises, agreements, conditions, understandings, warranties and representations between the parties hereto with respect to the RSUs and the Shares, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between them with respect to the RSUs or the Shares other than as set forth herein and in the Plan, as amended.  Any and all prior agreements between the parties hereto with respect to the Shares or the RSUs are hereby revoked.  This Agreement and the Plan are intended by the parties to be an integration of any and all prior agreements or understandings, oral or written, with respect to the RSUs and the Shares.

31.2.     The captions herein are for reference purposes only and in no way define or limit the scope or content of this Agreement or in any way affect the interpretation of its provisions.

32.          Notices.

Any and all notices provided for herein shall be sufficient if in writing and shall either be hand delivered, with receipt therefor, or sent by Federal Express or other nationally recognized courier, or by certified or registered mail, postage prepaid, return receipt requested, in the case of the Company, to its principal office, and, in the case of Grantee, to Grantee’s address as shown on the Company’s records.  A notice that is sent by Federal Express or other nationally recognized courier or that is sent by certified or registered mail will be deemed given on the earlier of the date the notice is received by the addressee or three (3) business days after the date the notice is sent.  Either party may change the address to which notices or other communications are to be delivered to them hereunder by giving written notice to the other party as provided in this paragraph.

By signing this Agreement, Grantee agrees to all of the terms and conditions described above and in the Plan.